Exhibit 99.6

CONSENT OF MATTHEW SIMONCINI

Kensington Capital Acquisition Corp. IV (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee, and the filing of this consent as an exhibit to the Registration Statement.

January 20, 2022

By:	/s/ Matthew Simoncini
Name:	Matthew Simoncini